Exhibit 99.2

E2open obtains commitment for $600M loan package

By: Richard Kellerhals

Goldman Sachs, Credit Suisse and Golub Capital are providing committed financing to E2open LLC in connection with its previously reported IPO and merger with a blank-check company. The financing is outlined to include a $525 million term loan B and $75 million revolver. Proceeds from the new term loan B and up to $1.13 billion of equity will be used to refinance the issuer's existing net debt, distribute cash to existing shareholders, place cash on the balance sheet for working capital and pay related fees and expenses. Net debt at closing is expected to be $500 million.

E2open, a leading network-based provider of 100% cloud-based, end-to-end supply chain management software, announced that it has entered into a business combination agreement with CC Neuberger Principal Holdings I, a publicly traded special purpose acquisition company formed via a partnership between CC Capital and Neuberger Berman. The transaction implies an enterprise value of $2.565 billion, or 21.2x E2open's estimated fiscal year 2022 pro forma adjusted EBITDA of $121 million.

E2open provides cloud-based supply chain software.